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                                                                   EXHIBIT 4.21

                     ADDITIONAL CLAUSE TO TECHNICAL CAPACITY
                        AND MANAGEMENT TRANSFER AGREEMENT

A.     INTRODUCTION

       Subsequently to the signature of this agreement, certain facts have occurred which, in the discretion of the parties, need to be documented. Furthermore, it is the desire of the parties to define the scope and meaning of some provisions contained in this contract, so that it will be properly construed in accordance with the intention of the parties at the time of its signature. Therefore, this additional clause is being signed.

B.     FACTS.- Facts occurred are as follows:

       By public deed dated December 31, 1994, the merger by takeover of Entel Peru S. A. by Compania Peruana de Telefonos S. A. took place, and the company reorganization provided for in article 8 of the contract was carried out.

       On January 21, 1995, the Special General Meeting of Shareholders agreed to change the firm's name from COMPANIA PERUANA DE TELEFONOS S.A. to CPT - TELEFONICA DEL PERU S.A. (hereinafter Telefonica del Peru).

       As a result, the following is documented:

       a) Telefonica del Peru has automatically subrogated to all rights and obligations corresponding to it under the relevant Technical Capacity and Management Transfer Agreement entered into between Telefonica Internacional and ENTEL PERU S. A.

       b) Telefonica del Peru and TELEFONICA INTERNACIONAL are currently the contracting parties.

C.     CLARIFICATIONS

       C.1    Technical Capacity Transfer

              The technical capacity transfer referred to in article 3 of this contract is related, not only to the existence of technical know-how and specialized industrial expertise, but, primarily, to the transfer of such technical know-how and expertise to which Telefonica Internacional binds itself directly or through its corporate group throughout the effectiveness of this contract.

       C.2    Integral Management and Management Capacity

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              The direction and management of Telefonica del Peru are exercised by its Board and its General Manager, as provided for in the General Societies' Act and in its Charter.

              The integral management and management capacity referred to in article 4 of this contract must be understood as the transfer to Telefonica del Peru of the expertise of Telefonica Internacional, either directly or through its corporate group in the telecommunications business management, without prejudice to the participation that officers designated by Telefonica Internacional and hired for the purpose by Telefonica del Peru, may have in directing the management of Telefonica del Peru without thereby adversely affecting the nature of technological transfer that creates for Telefonica del Peru the obligation to pay royalties.

              Telefonica Internacional undertakes to transfer the expertise it owns in managing the telecommunications business, same which encompasses the contribution of all capacities, synergies and resources; the drafting and implementation of general, organization, administration, marketing and commercialization, and purchasing policies; strategic planning; network and services expansion, and other similar services associated to business management in the telecommunications field.

       C.3 Article 4.4 of this contract is referred to Telefonica del Peru being responsible for paying all of the compensation applicable to the staff originating from Telefonica Internacional or from its corporate group, that Telefonica del Peru may engage hereunder.

       C.4    Income from Services

              It is stressed that the term "Income from Services" is referred to income accrued in accounting.

       C.5    Complementary Services

              Complementary services referred to in article 6 of this contract are those which, unlike the technical know-how and assistance referred to in articles 3 and 4 of this contract, suppose the provision of services implying the application of specialized knowledge, performed in accordance with guidelines imparted and submitted to the supervision of Telefonica del Peru.

       C.6    Fee Amount and Invoicing Procedure

              It is stressed that the fee increases referred to in article 7.1 of this contract must be withheld from the total fee amount and paid to the Peruvian State by Telefonica del Peru for account of Telefonica Internacional. For these purposes, the Comptroller's Central Management of Telefonica del Peru will notify Telefonica Internacional, based on the Operating Profit and Income from Services figures established in article 5.3 of this contract, the total fee amount that is

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              to include any applicable taxes to be entered into the Peruvian
              Department of Public Finance for account of Telefonica Internacional. Telefonica Internacional, for its part, will invoice the full fee amount from which Telefonica del Peru will perform the aforesaid tax withholding.

To signify their concurrence, the parties sign this additional clause through their duly authorized representatives, on the date specified below their signatures.

T.I. TELEFONICA INTERNACIONAL               TELEFONICA DEL PERU
DE ESPANA S.A.

/s/ Ignacio Santillana del Barrio           /s/ Rafael Hernandez
-----------------------------------         ----------------------------------
Name:  Ignacio Santillana del Barrio        Name:  Rafael Hernandez
Position:  Authorized Advisor               Position: Chairman of the Board
Date:  May 23, 1995                         Date:  May 23, 1995


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